UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2013

THE AES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-12291	54-1163725
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 1100 Arlington, Virginia	22203
(Address of principal executive offices)	(Zip code)

(703) 522-1315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2013, Philip A. Odeen resigned from the Board of Directors (the “Board”) of The AES Corporation (the “Company”). The size of the Board remains eleven with the election of Moisés Naim at the April 18, 2013 Annual Meeting of Stockholders (the “Annual Meeting”).

In addition, on April 18, the Board approved the appointment of Sharon Virag as Vice-President and Controller. The appointment is effective on May 13, 2013 (the “Effective Date”).

Since 2012, Ms. Virag, 46, has been the Global Controller for the General Electric (“GE”) Oil & Gas Division, where she is responsible for all aspects of Controllership for a $17B division with 37,000 people in over 100 countries. Prior to this role, she also served as the Global Controller for GE Power & Water since 2010. Prior to joining GE, Ms. Virag held multiple posts, both domestic and international, at General Motors Company (“GM”) from 2008 to 2010, including Assistant Corporate Controller; Controller, GM Asia/Pacific; and Director of Internal Control and Sox Compliance. In addition to her private sector experience, Ms. Virag has held multiple positions at the Public Company Accounting Oversight Board from 2005 to 2008, where she served as the Project Leader for Auditing Standard No. 5, the Board’s requirements/regulations for Sarbanes-Oxley 404 and acted as staff liaison to the Securities & Exchange Commission Advisory Committee on Improvements to Financial Reporting. She started her financial career in auditing, where she held various staff and public accounting roles, including working for Deloitte & Touche, LLP from 1998 to 2004 as an Audit Senior Manager and Audit Manager. Her primary responsibility at Deloitte & Touche was to manage multiple engagements simultaneously through all phases of the audit - her industry specializations included manufacturing, consumer products and financial services. Ms. Virag has a BSBA in Accounting (magna cum laude) from California State University, and is a Certified Public Accountant in the State of Arizona.

In connection with her appointment, the Board also approved compensation arrangements for Ms. Virag which shall be in effect on the Effective Date. The compensation arrangements include the following:

•	Annual Base salary of $390,000;

•	Annual performance incentive plan target opportunity of 80% of then-current base salary, which will be subject to pre-established performance targets;

•	Annual long-term compensation target opportunity of 115% of then-current base salary, which will be subject to AES’ annual review of market compensation data and individual performance; and

•

Equity grants made in connection with her appointment valued at $450,000, which consist of $225,000 in the form of stock options and $225,000 in the form of restricted stock units granted under the Company’s 2003 Long Term Compensation Plan. The options and restricted stock units generally vest ratably over a three-year period with the first vesting date being approximately one year from the award date. The awards are subject to the same terms and conditions in AES’ standard forms of agreements for option and restricted stock unit awards.

Ms. Virag will be eligible for benefits similar to those of existing AES executives, including, without limitation, participation in the Company’s health, welfare, retirement, relocation and severance plans effective on the Effective Date.

In connection with the above-reference appointment, as of the Effective Date, E. Michael Ramberg will remain with AES as Vice-President and Assistant Controller of the Company.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On April 18, 2013, the Company held its Annual Meeting in Arlington, Virginia.

The results of the matters voted on at the Annual Meeting are provided below.

Proposal 1: The election of eleven directors to hold office for a one-year term expiring at the annual meeting in 2013 and until their respective successors are elected and qualified:

Director Name	For	Withhold/ Against	Broker Non-Votes
Andrés R. Gluski	612,085,163	6,557,340	40,694,761
Zhang Guo Bao	294,167,178	324,496,415	40,695,718
Kristina M. Johnson	609,791,061	9,541,600	40,694,731
Tarun Khanna	617,069,854	2,327,120	40,694,731
John A. Koskinen	609,458,497	9,952,667	40,694,731
Philip Lader	599,215,169	20,193,916	40,694,731
Sandra O. Moose	608,422,875	10,990,567	40,694,731
John B. Morse, Jr.	617,216,965	2,192,850	40,694,731
Moisés Naim	616,805,140	2,517,439	40,694,731
Charles O. Rossotti	560,826,085	58,574,624	40,694,731
Sven Sandstrom	616,965,614	2,454,952	40,694,731

There were no abstentions in Proposal 1.

Proposal 2: The ratification of Ernst & Young LLP as AES’ Independent Registered Public Accounting Firm for the year 2013.

For: 658,407,593
Against: 1,693,274
Abstained: 558,080
Broker Non-Votes: 0

Proposal 3: The consideration of a (non-binding) advisory vote on executive compensation.

For: 582,638,358
Against: 27,885,513
Abstained: 9,439,358
Broker Non-Votes: 40,695,718

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION (Registrant)

Date: April 19, 2013	By:	/s/ Brian A. Miller

Executive Vice President, General Counsel and Secretary